Exhibit 5.6
[LETTERHEAD OF BROWNSTEIN HYATT FARBER SCHRECK, LLP]
April 21, 2010
Cascades Inc.
404 Marie-Victorin Blvd.
P.O. Box 30
Kingsey Falls, Québec
Canada J0A 1B0
Ladies and Gentlemen:
     We have acted as special Nevada counsel to Cascades Inc., a company existing under the laws of the Province of Québec (the “Company”), and its subsidiary, Norampac Export Sales Corp., a Nevada corporation (the “Nevada Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of (i) $500,000,000 aggregate principal amount of the Company’s 7 3/4% Senior Notes due 2017 (the “2017 Exchange Notes”), to be issued in exchange for the Company’s outstanding 7 3/4% Senior Notes due 2017 (the “Original 2017 Notes”) issued pursuant to that certain Indenture, dated as of December 3, 2009 (the “2017 Notes Indenture”), by and among the Company, certain Canadian and U.S. subsidiaries of the Company party thereto, including the Nevada Guarantor (collectively, the “Subsidiary Guarantors”), and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”), and the guarantees of the 2017 Exchange Notes by the Subsidiary Guarantors (the “2017 Exchange Note Guarantees”), and (ii) $250,000,000 aggregate principal amount of the Company’s 7 7/8% Senior Notes due 2020 (the “2020 Exchange Notes” and, together with the 2017 Exchange Notes, the “Exchange Notes”), to be issued in exchange for the Company’s outstanding 7 7/8% Senior Notes due 2020 (the “Original 2020 Notes” and, together with the Original 2017 Notes, the “Original Notes”) issued pursuant to that certain Indenture, dated as of December 23, 2009 (the “2020 Notes Indenture” and, together with the 2017 Notes Indenture, the “Indentures”), by and among the Company, the Subsidiary Guarantors and the Trustee, and the guarantees of the 2020 Exchange Notes by the Subsidiary Guarantors (the “2020 Exchange Note Guarantees” and, together with the 2017 Exchange Note Guarantees, the “Exchange Guarantees”).
     In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Nevada Guarantor in connection with the authorization and issuance of the Exchange Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.
     For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indentures, the Exchange Notes, the Exchange Guarantees, the Nevada Guarantor’s articles of incorporation and bylaws, each as amended to date, and such other documents, agreements, instruments and corporate records and proceedings as we have deemed necessary or appropriate. We have also obtained from officers and other representatives and agents of the Company and the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.
     Without limiting the generality of the foregoing, in rendering this opinion letter, we have, with your permission, assumed without independent verification that (i) each document that we have reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof; (ii) the obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct; (iv) each natural person executing a document has sufficient legal capacity to do so; (v) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (vi) all corporate records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.
     We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to any orders, consents or other authorizations or approvals as may be required by any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.
     Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:
     1. The Nevada Guarantor is validly existing as a corporation and in good standing under the laws of the State of Nevada.
     2. The Nevada Guarantor has duly authorized the Exchange Guarantees and, when the Registration Statement has become effective under the Act and the Exchange Notes have been duly executed, issued and delivered in exchange for the Original Notes, and when and to the extent the Exchange Guarantees are executed by an officer of the Nevada Guarantor and issued and delivered in accordance with the terms of the Indentures and the Exchange Notes and as described in the Registration Statement, the Exchange Guarantees will have been duly executed and delivered by the Nevada Guarantor.
     The opinions expressed herein are based upon the applicable Nevada laws in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we assume no obligation, and we advise you that we shall make no effort, to update or supplement the opinions set forth herein, to conduct any inquiry into the continued accuracy of such opinions, or to apprise you of any facts, matters, transactions, events or occurrences taking place, and of which we may acquire knowledge, after the date of this opinion letter, or of any change in any applicable Nevada laws or any facts occurring after the date of this opinion letter, which may affect the opinions set forth herein. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP